Exhibit 99.1

FOR IMMEDIATE RELEASE
Harris Interactive Expresses Continued Confidence in Full Year 2007 Results

Noteworthy points
•	40% European Internet revenue increase drives 3% boost in consolidated Internet revenue

•	Current sales proposal pipeline reaches $138 million – up 27% from May 2006 low

•	Greater than normal project turbulence contributes to a 2% revenue decline to $48 million

•	Revenue shortfall, plus planned investment spending trims earnings by $0.3 million

•	Company adjusts 1HFY07 guidance: $105 to $110 million revenue and $0.07 to $0.09 diluted EPS

•	Company adjusts FY07 guidance: $230-$240 million revenue and $0.21-$0.23 diluted EPS
ROCHESTER, N.Y. — November 3, 2006 — Harris Interactive® (Nasdaq:HPOL) released financial results for its first quarter of fiscal 2007, which ended September 30, 2006.
“In Q1, we experienced an aberrant number of no bids, non renewals, project frequency changes, and outsourcing decisions that negatively affected our revenue and sales numbers,” stated Gregory T. Novak, president and CEO. ”Because the sales force has already been significantly increased, our sales momentum is building, and we’ve already seen a 12% lift in combined sales bookings for September and October. That increased sales capacity, as well as a strong ongoing demand for our services has pushed our proposal pipeline up to near record levels, making us confident that we will achieve full year estimates of approximately 10% revenue, and 45% earnings growth,” Novak added.
First fiscal quarter 2007
Revenue for the first quarter of FY2007 was $48.0 million, down 2% when compared with $48.9 million of revenue reported for the same period a year ago. U.S. revenue was $36.6 million, down 1% from $37.1 million reported for the FY2006 first quarter. European revenue was $11.4 million, down 4% from the $11.8 million of revenue reported for the same period a year ago. Foreign currency exchange rates had a $0.6 million positive revenue impact for the quarter.
Global Internet revenue for the first quarter of FY2007 was $28.9 million, up 3% from last year’s first quarter Internet revenue of $28.0 million. U.S. Internet revenue was $24.4 million, down 1% when compared with $24.8 million in the first quarter of FY2006. European Internet revenue was $4.5 million, up 40% from the $3.2 million of Internet revenue reported in the same period last year. For the quarter, Internet revenue comprised 60% of consolidated revenue, 67% of the U.S. revenue and 39% of the European revenue, versus 57%, 67% and 27% respectively one year ago.
First fiscal quarter operating income was $1.0 million or 2.1% of revenue, compared with operating income of $2.0 million, or 4.1% of revenue last year.
Net income for the quarter was $0.9 million, or $0.02 per diluted share, as compared with net income of $1.2 million, or $0.02 per diluted share for the first quarter of fiscal 2006. “Our internal processes effectively controlled our spending to match the lower revenue in the quarter,” stated Ronald E. Salluzzo, CFO of Harris Interactive. “However, we made some deliberate exceptions, such as investing an additional $500,000 for panel development, U.S. sales resources and employee training which we felt were essential for our long-term growth,” Salluzzo ended.
Sales bookings for the first fiscal quarter were $43.9 million, down 2% when compared with $44.9 million in sales bookings reported for the same period a year ago. “In February we determined that our sales engine would not keep up with our revenue and sales growth expectations, and we began to aggressively invest in this area,” stated Novak. “Since then, we’ve added fourteen net new members to our global sales force, and are now seeing very solid sales growth, it just didn’t happen fast enough to offset our meager sales bookings of July and August,” Novak ended.

Balance sheet
As of September 30, 2006, cash, cash equivalents and marketable securities were $46.8 million, an increase of more than $9 million from the $37.4 million reported a year ago, but down from the $56.6 million of cash, cash equivalents and marketable securities reported as of June 30, 2006. This sequential decline in cash was mainly due to the Company’s ongoing stock repurchase program, plus the payment of annual bonuses and sales commissions. The Company remains essentially debt-free.
Stock repurchase program
On May 3, 2006, the directors of the Company approved a $25.0 million common stock repurchase program which commenced on May 17, 2006. As of September 30, 2006, the Company had repurchased approximately 3.3 million shares of its common stock at an average price of $5.35 per share, for a total of $17.5 million.
New trailing twelve month metrics
In addition to its standard Key Operating Metrics, the Company has started publishing those metrics calculated on a trailing twelve month basis. “Due to the seasonality of our business, we believe that evaluating our performance on a full-year basis will be much more useful than looking at short-term changes,” Salluzzo said.
First half guidance reset — full year fiscal 2007 adjusted
The Company adjusted its first-half fiscal year 2007 expectations to revenue of between $105 — $110 million and earnings of between $0.07 and $0.09 per diluted share, down slightly from its original first-half expectations of $108 — $113 million revenue and earnings of between $0.09 and $0.10 per diluted share. The Company also adjusted its full fiscal year 2007 expectations for revenue of $230 to $240 million, generating net earnings of between $0.21 and $0.23 per diluted share.
Q1 results conference call and webcast access
The Company has scheduled a conference call to discuss these results for Friday, November 3, 2006 at 8:00 a.m. ET. Gregory T. Novak, president and CEO will host the teleconference. Formal remarks will be followed by a question and answer session.
To access the conference call, please dial toll-free 866.383.8119 in the United States and Canada, or 617.597.5344 internationally. The passcode is 93945490. A live webcast of the conference call will also be accessible via the investor relations section of the Company’s website at www.harrisinteractive.com/ir, where an archived replay of the webcast will be available for 30 days following the call. No telephone replay of the conference call will be provided. This media release, including financial schedules, will be available at our website: www.harrisinteractive.com/ir, prior to the call.
Harris Interactive Key Operating Metrics — Quarterly
Updated 11/3/06

	Q1	Q2		Q4	Q1
Dollar amounts in millions US$	FY2006	FY2006	Q3 FY2006	FY2006	FY2007
Consolidated Revenue	$48.9	$54.8	$52.2	$60.0	$48.0
Internet Revenue (% of total revenue)	57%	59%	60%	56%	60%
US Internet Revenue (% of US revenue)	67%	67%	66%	64%	67%
European Internet Revenue (% of European revenue)	27%	28%	32%	28%	39%
Cash, Cash Equivalents & Marketable Securities	$37.4	$48.0	$57.9	$56.6	$46.8
Sales Bookings	$44.9	$59.5	$66.3	$47.9	$43.9
Ending Sales Backlog	$52.5	$57.2	$71.2	$59.0	$54.9
Billable Full Time Equivalents (FTE)	749	734	721	727	729
Days Sales Outstanding (DSO)	53 days	44 days	32 days	43 days	47 days
Utilization	56%	64%	63%	64%	60%
Sales Bookings to Revenue Ratio (S/R)	0.92	1.09	1.27	0.80	0.91

Harris Interactive Key Operating Metrics — Trailing Twelve Months
Updated 11/3/06

Dollar amounts in millions US$	Sep 05	Dec 05	Mar 06	Jun 06	Sep 06
Consolidated Revenue	$206.6	$208.8	$210.2	$216.0	$215.1
Internet Revenue (% of total revenue)	55%	57%	58%	58%	59%
US Internet Revenue (% of US revenue)	64%	66%	66%	66%	66%
EUR Internet Revenue (% of European revenue)	26%	28%	29%	29%	32%
Total Sales Bookings	196.9	212.1	218.5	218.6	217.6
Average Billable Full Time Equivalents (FTE)	749	742	733	733	728
Utilization	60%	60%	61%	62%	63%
Sales Bookings to Revenue Ratio (S/R)	0.95	1.02	1.04	1.01	1.01
Key Operating Metrics Definitions
•	Sales Bookings — The contract value of revenue-generating projects that are anticipated to take place during the next four fiscal quarters for which a firm client commitment has been received during the period, less any adjustments during the current period to prior period sales bookings due to contract value adjustments or project cancellations.
•	Ending Sales Backlog — Prior period ending sales bookings plus current period sales bookings less revenue recognized on outstanding projects as of the end of the period.
•	Billable Full-time Equivalents (FTE’s) — The number of full-time equivalents with assigned billability targets. This represents an average for the periods reported here.
•	Days Sales Outstanding (DSO) — Accounts receivable as of the end of the applicable period (including unbilled receivables less deferred revenue) divided by our daily revenues (total revenue for the period divided by the number of calendar days in the period).
•	Utilization — Hours billed by project personnel in connection with specific revenue-generating projects divided by total hours of available capacity. Hours billed do not include marketing, selling, or proposal generation time.
•	Sales Bookings to Revenue Ratio (S/R) — Total sales bookings for the period divided by total revenue. Ratios above 1.0 are indicative of a growing sales backlog.
Note: The metrics presented herein should be read in conjunction with all other reports and documents filed by the Company with the Securities and Exchange Commission during each of the fiscal periods noted above.
Please see attached schedules for detailed financial information.
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About Harris Interactive
Harris Interactive is the 12th largest and fastest-growing market research firm in the world. The company provides research-driven insights and strategic advice to help its clients make more confident decisions which lead to measurable and enduring improvements in performance. Harris Interactive is widely known for The Harris Poll, one of the longest running, independent opinion polls and for pioneering online market research methods. The company has built what it believes to be the world’s largest panel of survey respondents, the Harris Poll Online. Harris Interactive serves clients worldwide through its United States, Europe and Asia offices, its wholly-owned subsidiary Novatris in France and through a global network of independent market research firms. The service bureau, HISB, provides its market research industry clients with mixed-mode data collection, panel development services as well as syndicated and tracking research consultation. More information about Harris Interactive may be obtained at www.harrisinteractive.com.
To become a member of the Harris Poll Online and be invited to participate in online surveys, register at http://go.hpolsurveys.com/IR.
Contact:
Dan Hucko
SVP, Corporate Communications — Investor Relations
Harris Interactive Inc.
585-214-7470
800-866-7655 x7470
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

HARRIS INTERACTIVE INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	September 30,	June 30,
	2006	2006
Assets
Cash and cash equivalents	$7,638	$11,465
Marketable securities	39,124	45,145
Accounts receivable, net	32,342	35,454
Unbilled receivables	8,008	9,502
Prepaid expenses and other current assets	4,589	5,436
Deferred tax assets	3,463	3,534
Assets held for sale	761	761

Total current assets	95,925	111,297
Property, plant and equipment, net	9,660	9,759
Goodwill	103,454	103,454
Other intangibles, net	11,260	11,648
Deferred tax assets	16,166	16,827
Other assets	1,619	1,572

Total assets	$238,084	$254,557

Liabilities and Stockholders’ Equity
Accounts payable	9,953	11,495
Accrued expenses	17,739	21,573
Deferred revenue	15,596	16,720

Total current liabilities	43,288	49,788
Deferred tax liabilities	535	563
Other long-term liabilities	1,447	2,928
Total stockholders’ equity	192,814	201,278

Total liabilities and stockholders’ equity	$238,084	$254,557

HARRIS INTERACTIVE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended
	September 30,
	2006	2005
Revenue from services	$48,031	$48,930
Cost of services	23,241	23,572

Gross profit	24,790	25,358
Gross margin	51.6%	51.8%
Operating expenses:
Sales and marketing	4,606	4,913
General and administrative	17,445	16,505
Depreciation and amortization	1,715	1,916

Total operating expenses	23,766	23,334

Operating income	1,024	2,024
Operating margin	2.1%	4.1%
Interest and other income, net	578	197

Income from operations before income taxes	1,602	2,221

Provision for income taxes	670	981

Net income	$932	$1,240

Basic net income per share	$0.02	$0.02

Diluted net income per share	$0.02	$0.02

Weighted average shares outstanding —
Basic	59,325,835	61,404,509

Diluted	59,596,419	61,780,968

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